Exhibit 99.2

JMP GROUP INC. APPOINTS GLENN H. TONGUE TO BOARD OF DIRECTORS

SAN FRANCISCO, August 8, 2007 — JMP Group Inc. (NYSE: JMP), a growth-oriented investment banking and asset management firm, announced today that its board of directors elected Glenn H. Tongue as a new independent director on August 7, 2007. Mr. Tongue, age 48, will serve on the board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. His initial term as a director will end in 2008. Mr. Tongue’s election increases the company’s total number of board members to seven and brings the number of independent directors to three.

Mr. Tongue has been a general partner and co-manager of T2 Partners Management since April 2004 and is the co-manager of three private investment partnerships: the Tilson Growth Fund, the Tilson Offshore Fund and the T2 Qualified Fund. Prior to joining T2 Partners, Mr. Tongue spent seventeen years working on Wall Street, most recently as an investment banker at UBS, where he was a managing director and head of acquisition finance. Additionally, Mr. Tongue served as president of DLJdirect, a publicly traded online brokerage firm that was spun out of investment bank Donaldson, Lufkin & Jenrette in 1999.

“Glenn is an excellent addition to our board,” said Joseph A. Jolson, JMP Group’s chairman and chief executive officer. “His experiences as an alternative asset manager, investment banker and operator of a brokerage business make him an ideal fit, and we believe we will benefit greatly from his perspective as we continue to grow our business.”

About JMP Group

JMP Group Inc. is a full-service investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to corporate and institutional clients and alternative asset management products to institutional and high-net-worth investors. JMP Group operates through two subsidiaries, JMP Securities LLC and JMP Asset Management LLC. For more information, visit www.jmpg.com.

Investor Relations Contact	Press Contact
KCSA Worldwide	JMP Group
Jeffrey Goldberger	Andrew Palmer
(212) 896-1249	(415) 835-8978
jgoldberger@kcsa.com	apalmer@jmpg.com

© 2007 JMP Group Inc.